Exhibit 99.2

April 2, 2014

CBS OUTDOOR ANNOUNCES IPO CLOSING

CBS Outdoor Americas Inc., the outdoor advertising subsidiary of CBS Corporation, today announced the closing of its previously announced initial public offering (“IPO”) of 20 million shares of common stock at a price to the public of $28.00 per share. In connection with the IPO, the underwriters exercised in full their option to purchase an additional three million shares, bringing the total IPO size to 23 million shares. The shares began trading on the New York Stock Exchange on March 28, 2014, under the ticker symbol “CBSO.”

As of the closing of the IPO, CBS Corporation owns approximately 81% of CBS Outdoor, which it plans to divest through a tax-free split-off later this year. After CBS is fully divested, CBS Outdoor plans to convert into a real estate investment trust (“REIT”).

After deducting underwriting discounts and commissions, the net proceeds to CBS Outdoor were $615 million. CBS Outdoor intends to use the net proceeds as partial consideration to CBS for the contribution of the outdoor business entities as well as the cash portion of the distribution to shareholders required in connection with the conversion to a REIT.

Goldman, Sachs & Co., BofA Merrill Lynch, J.P. Morgan, and Morgan Stanley acted as joint book-running managers; Citigroup, Deutsche Bank Securities, and Wells Fargo Securities acted as book runners; and Moelis & Company LLC provided certain financial opinions.

A Form S-11 registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of any offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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CBS Corporation…2

Certain statements in this release, including those relating to the proposed use of proceeds, are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Important factors that could cause actual results to differ materially from our expectations include, without limitation, capital market risks and the impact of general economic or industry conditions. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this news release. We intend these forward-looking statements to speak only as of the time of this release and do not undertake any obligation to update any forward-looking statements contained in this release as a result of new information or future events or developments.

About CBS Outdoor

CBS Outdoor is one of the largest out-of-home media companies in the Americas and has a major presence throughout the United States, Canada, Mexico and South America. With both traditional outdoor (billboard and transit) advertising properties and a network of digital displays and mobile offerings, CBS Outdoor gives advertisers both breadth and depth of coverage across vast geographies, as well as immersive ways to connect with advertisers.

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Press Contact:
Dana McClintock	(212) 975-1077	dlmcclintock@cbs.com
Shannon Jacobs	(212) 975-3161	SLJacobs@cbs.com

Investor Contact:
Greg Lundberg	(212) 297-6441	greg.lundberg@cbsoutdoor.com
Adam Townsend	(212) 975-5292	adam.townsend@cbs.com